Exhibit 99.1

OMNIVISION REPORTS FINANCIAL RESULTS

FOR THE FOURTH QUARTER OF FISCAL 2013

SANTA CLARA, Calif., — May 30, 2013 — OmniVision Technologies, Inc. (Nasdaq: OVTI), a leading developer of advanced digital imaging solutions, today reported financial results for the fiscal fourth quarter and fiscal year ended April 30, 2013.

Revenues for the fourth quarter of fiscal 2013 were $336.2 million, as compared to $423.5 million in the third quarter of fiscal 2013, and $218.5 million in the fourth quarter of fiscal 2012. GAAP net income in the fourth quarter of fiscal 2013 was $8.9 million, or $0.17 per diluted share, as compared to net income of $21.3 million, or $0.40 per diluted share in the third quarter of fiscal 2013, and $2.7 million, or $0.05 per diluted share in the fourth quarter of fiscal 2012.

Non-GAAP net income in the fourth quarter of fiscal 2013 was $17.5 million, or $0.31 per diluted share. Non-GAAP net income in the third quarter of fiscal 2013 was $31.5 million, or $0.56 per diluted share. Non-GAAP net income in the fourth quarter of fiscal 2012 was $10.9 million, or $0.20 per diluted share. Non-GAAP net income excludes stock-based compensation expenses and the related tax effects. Please refer to the attached schedule for a reconciliation of GAAP net income to non-GAAP net income for the three months and fiscal year ended April 30, 2013 and 2012 and for the three months ended January 31, 2013.

Revenues for the fiscal year ended April 30, 2013 were $1.4 billion, as compared to $897.7 million in fiscal 2012. GAAP net income for fiscal 2013 was $42.9 million, or $0.80 per diluted share, as compared to GAAP net income for fiscal 2012 of $65.8 million, or $1.13 per diluted share.

Non-GAAP net income for fiscal 2013 was $79.0 million, or $1.41 per diluted share. Non-GAAP net income for fiscal 2012 was $95.5 million, or $1.60 per diluted share.

GAAP gross margin for the fourth quarter of fiscal 2013 was 17.5%, as compared to 16.9% for the third quarter of fiscal 2013 and 22.5% for the fourth quarter of fiscal 2012. The sequential increase in fourth quarter gross margin reflected a favorable change in product mix, partially offset by the unfavorable impacts from a decrease in revenues recorded on the sale of previously written-down inventory and an increase in allowance for excess and obsolete inventories.

The Company ended the period with cash, cash equivalents and short-term investments totaling $212.3 million, a slight decrease of $8.0 million from the previous quarter.

“In fiscal 2013, we completed a record year both in terms of revenues and unit shipments. We are proud to have exceeded a billion dollars in revenues and would like to thank our suppliers, employees and customers,” said Shaw Hong, chief executive officer of OmniVision Technologies, Inc. “We believe that our reported results are beginning to validate our cost reduction efforts, and we will strive to further improve our cost structure.”

Outlook

Based on current trends, the Company expects revenues for the first quarter of fiscal 2014 will be in the range of $355 million to $390 million and GAAP net income per share will be between $0.21 and $0.38 per diluted share. Excluding the estimated expense and related tax effects associated with stock-based compensation, the Company expects its non-GAAP net income per share will be between $0.35 and $0.52 per diluted share. Refer to the table below for a reconciliation of GAAP to non-GAAP net income.

Conference Call

OmniVision Technologies, Inc. will host a conference call today at 5:00 p.m. Eastern time to discuss these results further. This conference call can be accessed via a webcast at www.ovt.com. The call can also be accessed by dialing 866-825-1709 (domestic) or 617-213-8060 (international) and entering passcode 98371745.

A replay of the call will remain available at www.ovt.com for approximately twelve months. A replay of the call will also be available for one week beginning approximately one hour after the conclusion of the call. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 19121760.

About OmniVision

OmniVision Technologies, Inc. is a leading developer of advanced digital imaging solutions. Its CameraChip™ and CameraCubeChip™ products using CameraCubeChip™, OmniBSI™, OmniBSI+™, OmniBSI-2™, OmniPixel®, OmniPixel2™, OmniPixel3™ and OmniPixel3-HS™ technologies are highly integrated, single-chip CMOS image sensors for consumer and commercial applications including mobile phones, tablets, notebooks and webcams, entertainment devices, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems. Additional information is available at www.ovt.com.

Safe Harbor Statement

Certain statements in this press release, including statements relating to our expectations regarding revenues and earnings per share for the three months ending July 31, 2013 are forward-looking statements. These forward-looking statements are based on management’s current expectations, and certain factors could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, our ability to maintain and increase sales to current key customers and end-users of our products; competition in current and emerging markets for image sensor products, including pricing pressures that could result from competition; our ability to increase the average selling prices or lower the costs associated with the development and manufacture of our new, complex products and technologies; fluctuations of wafer manufacturing costs, manufacturing yields, manufacturing capacity and other manufacturing processes and the impact on gross margins; the continued growth and development of current markets and the emergence of new markets in which we sell, or may sell, our products; fluctuations in sales mix and average selling prices; our ability to timely complete the product development cycle for new sensors; our ability to obtain design wins from various image sensor device manufacturers including manufacturers of mobile phones, tablets, notebooks and webcams, entertainment devices, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems; our dependence on third party wafer foundries and their ability to manufacture our wafers in the required quantities, at acceptable quality, yields and costs, and in a timely manner; our ability to accurately forecast customer demand for our products; the impact of general economic conditions on orders from the end-user customers of our products; the market acceptance of products into which our products are designed; the development, production, introduction and marketing of new products and technology; the occurrence of litigation regarding our intellectual property or indemnification claims from our suppliers or customers relating to our intellectual property; our strategic investments and relationships, and other risks detailed from time to time in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent Annual Report on Form 10-K and recent Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update information contained in any forward-looking statement.

Use of Non-GAAP Financial Information

To supplement the reader’s overall understanding of both its reported results presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and its outlook, the Company also presents non-GAAP measures of net income and net income per share which are adjusted from results based on GAAP. In particular, the Company excludes stock-based compensation expenses and the related tax effects. The non-GAAP financial measures which the Company discloses also exclude the effects of stock-based compensation on the number of basic and diluted common shares used in calculating non-GAAP basic and diluted net income per share. The Company provides these non-GAAP financial measures to enhance an investor’s overall understanding of its current financial performance and to assess its prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company’s business. The economic basis for the Company’s decision to use non-GAAP financial measures is that the adjustments to net income did not reflect the on-going relative strength of the Company’s performance. The

Company’s objective is to minimize any confusion in the financial markets by providing non-GAAP net income and non-GAAP net income per share measurements and disclosing the related components. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

The Company uses non-GAAP financial measures for internal management purposes to conduct and evaluate its business, when publicly providing its business outlook and to facilitate period-to-period comparisons. The Company views non-GAAP net income per share as a primary indicator of the profitability of its underlying business. In addition, because stock-based compensation is a non-cash expense and is offset in full by a credit to paid-in capital, it has no effect on total stockholders’ equity. As the calculation of non-GAAP financial measures differs between companies, the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures used by other companies. Other than stock-based compensation and the related tax effects, these differences may cause the Company’s non-GAAP measures to not be directly comparable to other companies’ non-GAAP measures. Although these non-GAAP financial measures adjust cost, expenses and basic and diluted share items to exclude the accounting treatment of stock-based compensation, they should not be viewed as a non-GAAP presentation reflecting the elimination of the underlying stock-based compensation programs. Thus, the Company’s non-GAAP presentations are not intended to present, and should not be used, as a basis for assessing what its operating results might be if it were to eliminate its stock-based compensation programs. The Company compensates for these limitations by providing full disclosure of the net income and net income per share on a basis prepared in accordance with GAAP to enable investors to consider net income and net income per share determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate. As a result of the foregoing limitations, the Company does not use, nor does the Company intend to use, the non-GAAP financial measures when assessing the Company’s performance against that of other companies.

Estimating stock-based compensation expenses and the related tax effects for a future period is subject to inherent risks and uncertainties, including but not limited to the price of the Company’s stock, stock market volatility, expected option life, risk-free interest rates, and the number of option exercises and sales during the quarter.

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GUIDANCE FOR GAAP NET INCOME PER DILUTED SHARE

TO PROJECTED NON-GAAP NET INCOME PER DILUTED SHARE

(unaudited)

	Three Months Ending July 31, 2013
	GAAP Range of Estimates				Non-GAAP Range of Estimates
	From	To	Adjustment		From	To
Net income per share	$0.21	$0.38	$0.14	(1)	$0.35	$0.52

(1)         Reflects estimated adjustment for expense and related tax effects associated with stock-based compensation.

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	April 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$190,171	$290,492
Short-term investments	22,164	40,515
Accounts receivable, net of allowances for doubtful accounts and sales returns	166,517	107,793
Inventories	430,315	291,340
Prepaid and deferred income taxes	4,028	4,083
Prepaid expenses and other current assets	11,982	8,542
Total current assets	825,177	742,765
Property, plant and equipment, net	160,630	144,792
Long-term investments	139,746	128,940
Goodwill	10,227	10,227
Intangibles, net	56,804	69,028
Other long-term assets	34,430	7,205
Total assets	$1,227,014	$1,102,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$188,261	$159,860
Accrued expenses and other current liabilities	40,274	35,416
Income tax payable	2,904	987
Deferred revenues, less cost of revenues	15,493	10,115
Current portion of long-term debt	3,769	3,146
Total current liabilities	250,701	209,524
Long-term liabilities:
Long-term income taxes payable	90,777	88,159
Non-current portion of long-term debt	35,709	39,337
Other long-term liabilities	4,618	5,058
Total long-term liabilities	131,104	132,554
Total liabilities	381,805	342,078

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 74,574 shares issued and 53,975 outstanding at April 30, 2013 and 72,964 shares issued and 52,365 outstanding at April 30, 2012, respectively	75	73
Additional paid-in capital	616,379	575,935
Accumulated other comprehensive income	3,952	2,970
Treasury stock, 20,599 at April 30, 2013 and 2012, respectively	(278,683)	(278,683)
Retained earnings	503,486	460,584
Total stockholders’ equity	845,209	760,879
Total liabilities and stockholders’ equity	$1,227,014	$1,102,957

OMNIVISION TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2013	2012	2013	2012
Revenues	$336,215	$218,547	$1,407,929	$897,730
Cost of revenues	277,486	169,446	1,163,815	649,719
Gross profit	58,729	49,101	244,114	248,011

Operating expenses:
Research, development and related	26,605	27,165	113,194	110,730
Selling, general and administrative	17,878	16,167	72,958	63,883
Amortization of acquired patent portfolio	2,322	2,322	9,286	9,286
Total operating expenses	46,805	45,654	195,438	183,899

Income from operations	11,924	3,447	48,676	64,112
Benefit from acquisition of production operations from VisEra	—	—	—	8,626
Equity in earnings of investees, net	577	829	3,832	3,066
Interest expense, net	(499)	(903)	(2,700)	(2,106)
Other income (expense), net	45	308	356	(1,050)
Income before income taxes	12,047	3,681	50,164	72,648

Provision for income taxes	3,125	1,000	7,262	6,799
Net income	$8,922	$2,681	$42,902	$65,849

Net income per share:
Basic	$0.17	$0.05	$0.80	$1.16
Diluted	$0.17	$0.05	$0.80	$1.13

Shares used in computing net income per share:
Basic	53,943	52,334	53,529	56,666
Diluted	54,061	52,994	53,671	58,233

OMNIVISION TECHNOLOGIES, INC.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended		Three Months Ended
	April 30,		April 30,		January 31,
	2013	2012	2013	2012	2013
GAAP net income	$8,922	$2,681	$42,902	$65,849	$21,308
Add:
Stock-based compensation in cost of revenues	871	930	3,822	2,937	914
Stock-based compensation in research, development and related expenses	3,660	3,891	16,193	13,362	3,668
Stock-based compensation in selling, general and administrative expenses	3,230	3,154	13,496	11,025	3,206
Decrease in provision for income taxes without the effect of stock-based compensation	777	210	2,617	2,335	2,362
Non-GAAP net income	$17,460	$10,866	$79,030	$95,508	$31,458

GAAP provision for income taxes	$3,125	$1,000	$7,262	$6,799	$2,459
Decrease in provision for income taxes without the effect of stock-based compensation	777	210	2,617	2,335	2,362
Non-GAAP provision for income taxes	$2,348	$790	$4,645	$4,464	$97

Non-GAAP net income per share:
Basic	$0.32	$0.21	$1.48	$1.69	$0.58
Diluted	$0.31	$0.20	$1.41	$1.60	$0.56

Shares used in computing non-GAAP net income per share:
Basic	53,943	52,334	53,529	56,666	53,830
Diluted	56,525	54,751	56,092	59,510	56,453

Contact Information

Investor Relations:

Arnab Chanda

OmniVision Technologies, Inc.

408.653.3144

invest@ovt.com